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                   U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                     FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File
              Reports Under Sections 13 and 15(d) of the Securities
                              Exchange Act of 1934.

                         Skylands Financial Corporation
             (Exact Name of registrant as specified in its charter)

                                    000-26069
                               (SEC File Number)

                               176 Mountain Avenue
                         Hackettstown, New Jersey 07840
                                 (908) 850-9010
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, par value $2.50 per share
            (Title of each class of securities covered by this Form)

                                      None
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)  [X]           Rule 12h-3(b)(1)(ii)  [ ]
            Rule 12g-4(a)(1)(ii) [ ]           Rule 12h-3(b)(2)(i)   [ ]
            Rule 12g-4(a)(2)(i)  [ ]           Rule 12h-3(b)(2)(ii)  [ ]
            Rule 12g-4(a)(2)(ii) [ ]
            Rule 12h-3(b)(1)(i)  [ ]           Rule 15d-6            [ ]

         Approximate number of holders of record as of the certification or notice date: One.


         Pursuant to the requirements of the Securities Exchange Act of 1934, Skylands Financial Corporation has caused this certificate/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: August 1, 2000

                                  BY: /s/ Edward W. Mahnken, Jr.
                                      ------------------------------
                                      Edward W. Mahnken, Jr.,
                                      Vice President and Principal
                                      Financial Officer